                                                              EXHIBIT 10.29

                              DISTRIBUTOR AGREEMENT

         This Agreement (this "Agreement") made this 17 day of SEPTEMBER, 2003, by and between Stereotaxis, Inc., a Delaware corporation ("Stereotaxis") having its principal place of business at 4041 Forest Park Avenue, St. Louis, MO, 63108 USA, and [AB Medica], a INCORPORATED COMPANY organized under the laws of ITALY having its principal place of business at VIA NERVIANO 31 LAINATE (H1) ("Distributor"). Stereotaxis and Distributor are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties."

I.       Appointment.

         A. Subject to all the terms and conditions of this Agreement, Stereotaxis hereby appoints Distributor, and Distributor accepts such appointment, as its distributor within the Territory (as defined below) for resale, for use only in the Territory, of those particular products and services (the "Products") described in SCHEDULE ONE attached hereto. Notwithstanding the foregoing, Products shall not include any products or services that are subject to distribution alliances or agreements with major manufacturers of imaging or interventional products including, without limitation, those products or services which are subject to the agreement dated May 7, 2002 between Stereotaxis and Biosense Webster, Inc. The list of Products may be enlarged or diminished in respect of the provisions of Section V.E. at any time and from time to time during the term of this Agreement, but only by written notice from an authorized representative of Stereotaxis.

         B. Stereotaxis and Distributor acknowledge and agree that the foregoing appointment is exclusive, provided that Distributor both (i) at all times and continuously achieves at least one hundred percent (100%) of the sales quota (the "Sales Quota") as set forth below in Section I.C. for the years ending December 31, 2003 and December 31, 2004 and in each and every annual Sales Quota Agreement (as defined below) between the Parties, and (ii) is not at any time in breach of any of its obligations under this Agreement, then Stereotaxis shall not appoint any other distributor for distribution of the Products, nor shall Stereotaxis itself distribute the Products, in the Territory during the term hereof. The preceding sentence contains additional, and not exclusive, remedies available to Stereotaxis in the event that Distributor breaches this Agreement. Notwithstanding the foregoing, Stereotaxis shall be entitled to appoint other distributors within or for the Territory for any of its products not specified in SCHEDULE ONE, including products identical to the Products except for the brand name, during the term hereof, or to sell such products itself in the Territory.


         C. For the year ending December 31, 2003, the Sales Quota shall equal [***] including [***] as more fully described on SCHEDULE ONE hereto, ordered and installed. For the year ending December 31, 2004, the Sales Quota shall equal



[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]
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                  [***] NIOBE System order and installed per [***] for a total of [***] NIOBE Systems ordered and installed for the entire year. It shall be a mutual goal of the Parties that each NIOBE System placed by Distributor hereunder shall be utilized by Distributor's customers for an average of five procedures per week by 12 months following installation, and any NIOBE System which does not reach such level of customer utilization shall not be counted toward Distributor achieving any Sales Quotas hereunder.


II. Territory. "Territory" shall mean Italy and the following [cantons/regions] in Switzerland, which comprise the Italian speaking geographic region in Switzerland: [Ticino]. [DISTRIBUTOR TO CONFIRM AND/OR COMPLETE WITH ADDITIONAL REFERENCES.]

III. Certain Covenants of Distributor. Distributor agrees during the term of this Agreement, and at its own cost:

         A. In order to ensure patient safety, not to use or permit others to use the NIOBE System with any disposable devices, software or other accessories except those provided by or approved in writing by Stereotaxis or with any fluoroscopy system other than the Siemens ARTIS digital fluoroscopy system that has been integrated by Stereotaxis and Siemens to allow use with the NIOBE System or any other fluoroscopy system approved in writing by Stereotaxis. Distributor further agrees that it will not, or permit others to, modify the NIOBE System or any of the devices or software provided by Stereotaxis for use with the system;

         B. To use its best efforts to sell, advertise and otherwise promote the sale and use of the Products throughout the Territory, to maintain a representative, and to fulfill such additional goals as it may agree upon with Stereotaxis;

         C. To maintain an adequate sales and service staff, as well as adequate facilities;

         D. To use its best efforts to assist end users in acquiring replacement of defective parts, through Stereotaxis or an approved vendor of Stereotaxis;

         E. To appoint and supervise such persons as may be necessary to provide adequate sales throughout the Territory and instruct them as to appropriate methods of sales, advertisement, demonstration and promotion of the Products;

         F. To prepare and transmit to Stereotaxis regular, timely, accurate and complete reports and other information pertinent to the sale of the Products and semi-annual, annual and other statements of its financial condition, all in form and substance satisfactory to Stereotaxis. Such information shall include (i) a quarterly non-binding forecast of Products to be purchased by Distributor (which shall include projected NIOBE System and disposable sales) from Stereotaxis during the following year (on a quarterly basis) and (ii) a list of customers and potential customers of Distributor, including information describing the contacts with such potential customer and the status of the discussions, in reasonable detail;


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                       2
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         G.       To pay and perform in a timely and full manner all obligations owing to Stereotaxis at any time. Stereotaxis reserves the right to charge, and Distributor agrees to pay, a finance charge in respect of any past due obligation or indebtedness of 3 months libor $ + spread 4 points on a yearly basis, subject to the maximum amount permitted under Delaware law;

         H. To comply with any and all Stereotaxis instructions regarding the recall of the Products. In the event Stereotaxis instructs Distributor to recall the Products, Stereotaxis shall reimburse Distributor for direct costs incurred by Distributor in connection with such recall, except those direct costs that Stereotaxis determines, in its reasonable discretion, are outside the scope of the acts required by Distributor to effect the recall. Notwithstanding the foregoing, Distributor shall reimburse Stereotaxis for all costs and expenses of or related to the recall incurred by Stereotaxis if the recall arises in whole or in part from an act or omission of Distributor;

         I. Beginning on January 1, 2005, and annually thereafter, but in no event later than January 30th of each calendar year, to mutually agree in good faith with Stereotaxis the targeted sales quota for such calendar year (a "Targeted Sales Quota Agreement"), on reasonable commercial terms and substantially in the form attached hereto as SCHEDULE TWO, or in such other form as Stereotaxis may from time to time prescribe. The Targeted Sales Quota Agreements may be amended from time to time by the mutual written consent of the Parties;

         J. Not to distribute, sell or solicit the sale of the Products outside of the Territory, or for use outside of the Territory, or to any Distributor within the Territory which Distributor has reason to believe intends to use, distribute or resell any of the Products outside of the Territory;

         K. To pay from its own funds and without reimbursement from Stereotaxis all direct selling, marketing, translation and advertising expenses, costs of all promotional expenses and all general and administrative expenses incurred in connection with the discharge of its duties hereunder;

         L. To promptly notify Stereotaxis of any complaints from customers regarding the Products and to cooperate with Stereotaxis to administer and resolve any such complaints;

         M. To protect the proprietary rights of Stereotaxis as specified in this Agreement and agrees to notify Distributor's employees of its obligations specified and enforce their compliance therewith; and

         N. To promptly notify Stereotaxis of any infringement of the proprietary rights of Stereotaxis that come to Stereotaxis' attention, and to cooperate with Stereotaxis without charge, in any action by Stereotaxis to investigate or remedy any such infringement or said rights.

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IV.      Certain Covenants of Stereotaxis.

         A. Stereotaxis agrees to provide initial training for all sales, marketing and service employees of Distributor, who are employees of the Distributor at the time of execution of this Agreement and who will sell and/or service the Products (the "Initial Training"). Such training shall consist of two sessions, one of which shall relate to the sales and marketing of the Products and one of which shall relate to the servicing of the Products. Distributor shall require its personnel performing functions covered by any such training course to attend such course. The costs of travel and related expenses shall be borne by the Party incurring such travel. The Parties agree that such training shall be provided at locations and with methods that minimize the total cost of travel and location expense. Upon completion of the Initial Training and other than as provided in Section IV.B., Distributor agrees to be responsible for the training of all of its sales, marketing and service employees, including the training of any new employees.

         B. Distributor shall appoint a marketing or training coordinator in order to supervise the training, including the Initial Training, of such personnel. In connection with any new advancements in technology related to the Products, Stereotaxis agrees to provide additional training to the marketing or training coordinator selected by the Distributor. Distributor shall require its marketing or training coordinator to attend such training. The costs of travel and related expenses of such training shall be borne by the Party incurring such travel. The Parties agree that such training shall be provided at locations and with methods that minimize the total cost of travel and location expense.

         C. Stereotaxis agrees to provide, or cause to be provided, clinical applications support to the customer for the [***] NIOBE Systems sold by Distributor until the Distributor sells its [***] NIOBE System. Upon the sale by the Distributor of its third NIOBE System, Stereotaxis will cease providing clinical applications support to the customers for any of the NIOBE Systems sold by the Distributor and Distributor agrees to become solely responsible for providing such clinical applications support to such customers for all NIOBE Systems sold by the Distributor. Distributor represents and warrants to Stereotaxis that Distributor will establish and maintain an adequate Stereotaxis trained technically competent staff to provide all required service and support to Distributor's customers. This representation is a material inducement for Stereotaxis to enter into and continue this Agreement.

         D. Stereotaxis shall have the right to subcontract to Siemens AG or a designated affiliate thereof any services to be performed by Stereotaxis in connection with any NIOBE Systems sold hereunder by Distributor.

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

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V.       Sales and Terms.

         A. Products will initially be sold to Distributor at such prices and terms as set forth on SCHEDULE THREE attached hereto. Thereafter, in November of each year during the term hereof, Stereotaxis shall establish the prices for the Products, which shall be equal to [***] below the net sales price in the US (exclusive of shipping and installation charges). Such prices shall be effective for purchase orders made by the Distributor in the following calendar year, provided that any Products so ordered are shipped within nine months of such order; otherwise the effective price for Products shipped more than nine months after the date of the purchase order shall be the then-prevailing pricing in effect for such Products. Distributor shall submit a written purchase order in substantially the form provided to Distributor by Stereotaxis from time to time, for each of the Products sold hereunder, which shall be subject to the terms and conditions in this Agreement.

         B. Distributor shall be responsible for and shall defray all costs and expenses pertaining to the importation of the Products into the Territory (including all costs associated with shipping and installation) and shall pay all taxes, duties, fees and charges, including all value added taxes, related to the importation of the Products into the Territory and the conclusion and fulfillment of this Agreement (other than as provided in Section V.G.).

         C. Sales shall be governed only by this Agreement and Stereotaxis' standard terms and conditions for the Products in effect at the time of shipment. A current form of Stereotaxis' standard terms and conditions is attached hereto as SCHEDULE FOUR and is hereby incorporated by reference into this Agreement. Resales by the Distributor shall also be made subject to Stereotaxis' standard terms and conditions. The terms and conditions of this Agreement take precedence over all purchase orders, acknowledgment forms and other documents between the Parties relating to the Products. The provisions of this Section shall survive termination, for whatever reason, of this Agreement.

         D. Stereotaxis will endeavor to make the Products available as ordered, but reserves the right to allocate its available Products as it may determine in its sole and absolute discretion, without thereby incurring any liability to Distributor or otherwise provided that the delivery of the ordered Products is not unreasonably delayed and that Stereotaxis, upon written request of the Distributor, is able to indicate an estimated date of delivery and respects such date of delivery. Stereotaxis also reserves the right to add a service charge, or alternatively to refuse orders for Products for less than minimum dollar values or less than standard quantities as established by Stereotaxis from time to time.


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

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         E.       Stereotaxis reserves the right from time to time in its sole and absolute discretion, without thereby incurring any liability to Distributor or otherwise, to discontinue or to limit its production of any Product, to alter the design or construction of any Product, and to add new and additional Products. In case Stereotaxis decides to discontinue or limit the Production of any product, then Stereotaxis will need to give the Distributor a sixty (60) day written notice, and will be bound to deliver Distributor any Product ordered prior to the decision to discontinue or limit the production or during the sixty (60) day notice period in order to limit potential liabilities of Distributor toward its Customers.

         F. Distributor agrees not to sell (i) as Stereotaxis products any merchandise or accessories that have not been made, approved in writing, or supplied by Stereotaxis or (ii) any merchandise or accessories for use with or incorporation onto or into the Products that, in Stereotaxis' sole and absolute discretion, adversely affect the operation or safety of the Products.

         G. Stereotaxis shall be responsible for using all reasonable commercial efforts to obtain the necessary regulatory approval for the Products from the European Union and shall be responsible for all costs and expenses associated therewith. Distributor and Stereotaxis agree to cooperate with each other in order to obtain such approval.

         H. Distributor agrees to comply with all laws and regulations of the Territory pertaining to the importation, distribution, sale and marketing of the Product in the Territory and agrees to be responsible for obtaining all necessary regulatory approvals in the Territory (other than as provided in Section V.G.) and agrees to be responsible for all costs and expenses associated therewith. Stereotaxis and Distributor agree to cooperate with each other in order to comply with such laws and regulations. Without limiting the generality of the foregoing, Distributor agrees not to make any incorrect or false claims regarding the features, operations or marketing of any Product(s); not to make any incorrect or false claims regarding the features, operations or marketing of any Product(s); not to employ deceptive, illegal or unethical practices in marketing the Product(s); and to represent Stereotaxis in a way that will protect and enhance the reputation of Stereotaxis.

         I. The ownership of the legal and beneficial title to, the risk of loss and the right to possession and control over, all of the Products to be distributed by Distributor hereunder shall be F.O.B. Origin (factory).

         J. Payment for the Products shall be made in U.S. dollars within sixty (60) days following the date of Stereotaxis' invoice.

VI.      Labeling

         A. Stereotaxis shall provide Distributor with Product information needed by Distributor to prepare labeling in compliance with applicable laws and

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                  regulations. For jurisdictions within the Territory where
                  Distributor advises Stereotaxis that Stereotaxis' U.S. labeling is acceptable, Stereotaxis shall be responsible for preparing and attaching said labeling to the Product. Stereotaxis warrants that the content of such labeling shall be in compliance with any applicable U.S. governmental regulations. When Stereotaxis' U.S. labeling is not in compliance with applicable laws and regulations in a particular jurisdiction in the Territory, Distributor shall be responsible, at Distributor's sole cost and expense, for providing Stereotaxis with "camera-ready" label art work and content as required by applicable laws and regulations within such Territory and as reasonably required by Stereotaxis' production schedule, and Stereotaxis shall prepare the labeling in accordance with Distributor's art work and attach said labeling to the Product.

VII.     Installation.

         A. The installation of the Products covered shall be the responsibility of, and at the expense of, Distributor. Distributor will cause the Products covered hereby and to be installed and connected in accordance with installation specifications supplied by Stereotaxis. Distributor is responsible for ensuring compliance with local regulations relating to installation at its sole cost and expense.

VIII.    Warranties.

         A. Distributor agrees to make no warranty in respect of the Products to its customers or otherwise in addition to, different from or inconsistent with any warranty contained in Stereotaxis' standard terms and conditions (or in any other applicable Product warranty form of Stereotaxis in effect at the date of sale). The provisions of this Section shall survive termination, for whatever reason, of this Agreement.

         B. Stereotaxis warrants that the Products manufactured by Stereotaxis and sold hereunder will be free from defects in material or workmanship under normal use and service for the period a period of one year following completion of installation in accordance with the terms hereof, which date will be confirmed in writing by Stereotaxis. Stereotaxis makes no warranty for any Products made by persons other than Stereotaxis, or its affiliates, and Distributor's sole warranty therefore, if any, is the original manufacturer's warranty, which Stereotaxis agrees to pass on it Distributor, as applicable.

         C. No warranty extended by Stereotaxis will apply to any Products which have been damaged by accident, misuse, abuse, negligence, improper application or alteration or by a force majeure occurrence or by the Distributor's failure to operate the Products in accordance with the manufacturer's instructions or to maintain the recommended operating environment and line conditions; which are defective due to unauthorized attempts to repair, relocate, maintain, service, add to or modify the Products by the Distributor or any third party or due to the attachment and/or use of non-Stereotaxis supplied equipment without Stereotaxis' prior written approval; which failed due to causes from the use of operating

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                  supplies or consumable parts not approved by Stereotaxis. In addition and without limitation, no warranty extended by Stereotaxis will apply to any failure to comply with Section III.A or any failure due to events such as cracking from high impact drops, cable rupture from rolling equipment over cables, or delamination from cleaning with inappropriate solutions. Stereotaxis' obligation under this warranty is limited to the repair or replacement, at Stereotaxis' option, of defective parts. Stereotaxis may effectuate such repair at the installed site for any NIOBE System sold, delivered and installed hereunder, provided Stereotaxis is furnished safe and sufficient access for such repair. Repair or replacement may be with parts or products that are new, used or refurbished. Repairs or replacements will not interrupt, extend or prolong the term of the warranty. Distributor will pay Stereotaxis its normal charges for service and parts for any inspection, repair or replacement that is not, in Stereotaxis' sole judgment, required by noncompliance with the warranty set forth in Section VIII.B. Stereotaxis' warranty does not apply to consumable materials, except as specifically stated in writing, nor to products or parts thereof supplied by Distributor.

         D. This warranty is made on condition that immediate written notice of any noncompliance is given to Stereotaxis and Stereotaxis' inspection reveals that the Distributor's claim is valid under the terms of the warranty (i.e. that the noncompliance is due to traceable defects in original materials and/or workmanship).

         E. All services performed at times outside of any standard service package purchased by Distributor's customers shall be at an additional charge at Stereotaxis' then current rates. Stereotaxis may utilize sub-contractors for purposes of carrying out warranty service.

         F. STEREOTAXIS MAKES NO WARRANTY OTHER THAN THE ONE SET FORTH HEREIN, WHICH WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSES, AND SUCH CONSTITUTES THE ONLY WARRANTY MADE WITH RESPECT TO THE PRODUCTS AND ANY PRODUCT, SERVICE OR OTHER ITEM FURNISHED UNDER THIS AGREEMENT.

         G. The Parties acknowledge that the Products available for resale by Distributor will include Stereotaxis' standard service maintenance, repair and service plans in effect from time to time (which currently include the "Gold" and, where available, "Platinum" service plans), which will be priced at [***] below the net sales price in the US for such plans, subject to adjustment on an annual basis each November during the term hereof as provide in Section V.A. above.

IX.      LIMITATION OF LIABILITY


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

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         A.       In no event will Stereotaxis' liability hereunder exceed the actual loss or damage sustained by Distributor, up to the purchase price of the Products.

         B. STEREOTAXIS SHALL NOT BE LIABLE FOR ANY LOSS OF USE, REVENUE OR ANTICIPATED PROFITS, LOSS OF STORED, TRANSMITTED OR RECORDED DATA, OR FOR ANY INCIDENTAL, UNFORESEEN, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SALE OR USE OF THE PRODUCTS. This provision does not affect third party claims for personal injury arising as a result of Stereotaxis' negligence or product defect. THE FOREGOING IS A SEPARATE, ESSENTIAL TERM OF THIS AGREEMENT AND SHALL BE EFFECTIVE UPON THE FAILURE OF ANY REMEDY, EXCLUSIVE OR NOT.

X.       INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.

         A. Infringement by Stereotaxis. Stereotaxis warrants that the Products manufactured by Stereotaxis and sold hereunder do not infringe any patent or copyright in the Territory. If Distributor receives a claim that any such Product, or parts thereof, infringe upon the rights of others under any U.S. patent or copyright, Distributor will notify the Stereotaxis in writing. As to all infringement claims relating to Products or parts manufactured by Stereotaxis or one of its affiliates:

                  (1) Distributor will give Stereotaxis information, assistance and exclusive authority to evaluate, defend and settle such claims; and

                  (2) Stereotaxis will then, at its own expense, defend or settle such claims, procure the right to use the Products, or remove or modify them to avoid infringement. If none of these alternatives is available on terms reasonable to Stereotaxis, then Distributor will return (or cause to be returned) the Products to Stereotaxis, and Stereotaxis will refund to Distributor the purchase price paid by the Distributor less reasonable depreciation for Distributor's use of the Products.

         B. Infringement by Distributor. If some or all of the Products sold hereunder are made by Stereotaxis pursuant to drawings or specifications furnished by the Distributor or one of its customers, or if the Distributor modifies or combines, operates or uses the Products other than as specified by Stereotaxis or with any product, data, software, apparatus or program not provided or approved by Stereotaxis, then the indemnity obligation of Stereotaxis under Section 13.1 will be null and void and should a claim be made that such Products infringe the rights of any third party under patent, trademark or otherwise, then Distributor will indemnify and hold Stereotaxis harmless against any liability or expense, including reasonable attorneys fees, incurred by Stereotaxis in connection therewith.

XI.      DESIGNS AND TRADE SECRETS/LICENSE

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         A.       Any drawings, data, designs, software programs or other
                  technical or confidential information supplied by Stereotaxis to Distributor in connection with the sale of the Products are not included in the sale of the Products to Distributor, will remain Stereotaxis' property and will at all times be held in confidence by Distributor. Such information will not be reproduced or disclosed to others without Stereotaxis' prior written consent.

         B. Distributor acknowledges and agrees that any and all software incorporated into the NIOBE System, or contained or comprised in any Products or other accessories provided by Stereotaxis to Distributor for use with the NIOBE System remains the property of Stereotaxis or where applicable, its licensor(s) and is licensed to Distributor on a non-exclusive, non-transferable basis (for the license fees described in any purchase order), not sold. This software is the confidential information of Stereotaxis and Distributor will not copy or modify this software, reverse engineer, decompile or disassemble or use this software except in conjunction with the NIOBE System at the installation site. Notwithstanding anything else contained in this Agreement there is no warranty or condition of non-infringement, quiet enjoyment or possession or title regarding such software. Distributor acknowledges that the software is of such complexity that it may have inherent or latent defects and agrees that its sole remedy for any defects during the warranty period is that Stereotaxis will correct documented software errors. There are no licenses or rights in respect of software upgrades or future software products implied or provided for by this Agreement

         C. Distributor agrees that it will not use the Products in a manner that infringes any of Stereotaxis' patents.

XII. Distributor is not Agent. Distributor is an independent contractor and this Agreement does not create the relation of principal and agent between Stereotaxis and Distributor. Distributor shall not act or assume to act as a representative or agent of Stereotaxis, nor will it contract or incur debts or other obligations in the name of or on behalf of Stereotaxis. Stereotaxis shall have no obligation to make withholdings of any kind from amounts payable to Distributor, including without limitation, any obligations for income tax, workers compensation or unemployment compensation.

XIII.    Term; Breach and Termination.

         A. This Agreement shall be effective as of the date first written above upon signature hereof by the Parties and shall remain in effect through December 31, 2004, unless earlier terminated or extended pursuant to the provisions hereof. This Agreement shall be automatically renewed for one (1) year at the end of the initial term hereof and for successive one-year renewal periods thereafter, unless either Party shall provide written notice to the other Party at least ninety (90) days prior to the end of the initial term or any subsequent one-year renewal thereof.

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         B.       Stereotaxis shall have the right in its discretion and at its option upon the occurrence of any one or more of the following events, to terminate this Agreement by giving notice of such termination to Distributor, the same to become effective upon the giving of such notice or, if so stated in such notice, upon the termination date specified therein:

                  1. If the Distributor breaches or fails to perform any term or provision hereof, or covenant or obligation herein, or to pay promptly when due any sum owed to Stereotaxis under this Agreement or otherwise and fails to cure it breach or failure to perform within thirty (30) days from reception of written notice from Stereotaxis;

                  2. If the Distributor is declared insolvent (however defined or evidenced) or commits an act of bankruptcy or assignment for the benefit of creditors or appoints a committee of creditors or makes or sends notice of an intended bulk transfer or if there shall be convened a meeting of the creditors or principal creditors of Distributor;

                  3. If any petition or application to any court or tribunal, at law or in equity, by or against Distributor, is made for the appointment of a custodian, receiver or trustee for Distributor or for any substantial portion of the property or assets of Distributor;

                  4. If Distributor shall cease to function as a going concern or if the usual business of Distributor shall be terminated or suspended; or

                  5. If any representation or warranty or any other statement of fact made to Stereotaxis at any time, whether in writing or orally, by or on behalf of Distributor pursuant to or in connection with this Agreement or otherwise, shall have been false or misleading in any material respect when made.

         C. Upon the giving of such notice of termination, Stereotaxis may, at its option, with or without further notice to or demand upon Distributor, declare all obligations of Distributor to Stereotaxis under this Agreement or otherwise, immediately due and payable.

         D. This Agreement (except those covenants, terms and provisions that are intended to survive termination) may be terminated at any time by either Party hereto, in the event there is a Change in Control of either Party, said termination to be effective immediately. "Change in Control" shall be defined as: (i) any merger or other business combination involving either Party after which the former stockholders of such Party own less than two-thirds of the outstanding stock of the surviving company; (ii) any sale of all or substantially all of the assets of either Party, or any similar transaction; or
                  (iii) any transaction or series of related transactions by a Party in which in excess of 50% of the voting securities of such Party are transferred; but will exclude effects on ownership occurring pursuant to a public offering of securities by a Party.

         E. The right of termination, as provided herein, is absolute and the parties recognize that termination of this Agreement may result in loss or damage to either Party, but hereby expressly agree that neither Party shall be liable to the other by reason of any loss or damage resulting from the termination of this Agreement by the other for cause including, without limitation, any loss of prospective profits, or any damage occasioned by loss of goodwill or by reason of any expenditures, investments leases or commitments made in anticipation of the continuance of this Agreement. Without limiting the generality of the foregoing reciprocal releases of liability for loss or damage occasioned by termination, Distributor agrees that Stereotaxis may, at any time, be at liberty to negotiate with and appoint any other person, firm or corporation with respect to the replacement of Distributor in whole or in part as a distributor in the Territory, and Stereotaxis shall not be liable or responsible to Distributor for any loss of profits or other damage that may be suffered by Distributor by reason of any publicity attendant upon any such negotiation or appointment or otherwise.

         F. Any notice of termination shall be deemed fully and completely given upon the posting of the same by registered or certified mail, return receipt requested, in an envelope properly addressed to the other Party at the address set forth above or to such other or further address as such other Party, by like notice, may have theretofore designated or by personal delivery to the office of the other Party.

XIV.     Rights and Obligations of the Parties Upon Termination.

         A. Upon the giving by either Party of notice of termination, Stereotaxis shall have the following rights, each exercisable in its sole and absolute discretion:

                  1. to reject, in whole or in part, any order or orders for the Products theretofore submitted by Distributor;

                  2. Upon termination of the Agreement, the Distributor shall be entitled to receive the products that are necessary to fill valid and binding orders received from its customers before termination and/or to respect contractual obligation undertaken with Public Hospitals through tendering procedures before termination. To this extent, within 20 days from effective termination date, the Distributor will provide Stereotaxis with a detailed list of the binding orders received from its Customers and of the contractual obligation undertaken to Public Hospital before termination, together with an estimate of the requested delivery dates of such products. For these supplies, if termination is a consequence of Ab Medica's breach of its contractual obligations, Stereotaxis will be entitled to demand anticipated or immediate payment of the merchandise to be delivered.

                  3. to purchase from Distributor at such time or times, within the ninety day period immediately following the termination date or such other period as Stereotaxis in its sole discretion may determine, and on the terms and conditions hereinafter set forth all or any portion of Distributor's inventory of the Products on the termination date, which is defined as the date upon which this Agreement terminates pursuant to any notice of termination provided for by this Agreement.

         B. The purchase price of such Products as are undamaged, in original packaging and still listed in Stereotaxis' most current price sheets as of the date of such sale by Distributor to Stereotaxis shall be at Stereotaxis' original invoice price to Distributor less a handling and restocking charge in effect at the time of such purchase (which shall in no event be less than [***] of the price as determined above).

         C. If Stereotaxis elects to purchase the Products as provided above, Distributor shall deliver to Stereotaxis, not more than fifteen days after the termination date, an itemized listing showing all such Products on the termination date, together with serial numbers where appropriate. Distributor shall immediately ship and deliver to Stereotaxis at such shipping point as Stereotaxis may designate, the Products to be purchased by Stereotaxis. Stereotaxis shall have the right to inspect and approve the Products so shipped and the sale shall be complete only upon such inspection and written approval by Stereotaxis.

         D. The provisions of this Section XI shall survive termination, for whatever reason, of this Agreement.

         E. From and after the termination of this Agreement, and such termination notwithstanding, the parties shall remain liable to one another for any and all indebtedness incurred prior to the effective date of such termination and for any breach of the Agreement occurring prior thereto, and for the performance of all obligations hereunder that expressly or impliedly are to survive termination of the Agreement.

         F. The acceptance of any order from, or the sale of any Product to, Distributor shall not be deemed a waiver of the effect of such termination or renewal or extension of this Agreement.

XV. Advertising. Distributor agrees to provide Stereotaxis with sample copies (in English) of advertisements and promotional materials prepared by Distributor relating to the Products. Stereotaxis reserves the right to disapprove any advertising used by Distributor in promoting and selling Products, in which case Distributor shall not utilize such advertising. Failure of Stereotaxis to disapprove advertising shall not constitute any waiver of its right of approval of such advertising.

XVI. Parts Purchases/Redemption against Warranties. The dollar value of the replacement parts charged back to Stereotaxis annually under the Product's warranty must not exceed the corresponding dollar value of the parts purchased from Stereotaxis during the prior calendar year. Distributor agrees that all costs and expenses related to any Product's warranty shall be billed to Siemens AG, or a designated affiliate thereof, which shall then bill Stereotaxis directly.


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

XVII. Compliance with Law. In performing under this Agreement and in conducting its business, Distributor shall comply, at Distributor's cost, with all applicable federal, state and local laws, regulations and rules.

XVIII. Indemnity. Distributor shall indemnify, defend and hold Stereotaxis harmless from and against any and all expenses, costs (including reasonable attorney's fees), claims, demands, damages, liability, suits or the like arising from or related to (a) the failure of Distributor to perform any of its obligations hereunder; (b) breach on the part of Distributor of any representation, warranty, covenant, term or provision herein; (c) provision by Distributor of any services or products (other than the Products), including by way of example and not limitation, provision of any replacement parts not supplied by Stereotaxis; or (d) any act or omission on the part of Distributor or its employees, agents or representatives. The provisions of this Section shall survive termination, for whatever reason, of this Agreement.

XIX. Agreement Not Assignable. The rights and privileges granted herein are personal in character and cannot be assigned or transferred by Distributor, by operation of law or otherwise, without the consent in writing of an authorized representative of Stereotaxis and any purported assignment or transfer without such consent shall have no legal effect whatsoever.

XX. Entire Agreement, etc. This Agreement constitutes the entire understanding between the parties and shall be deemed to supersede any and all prior agreements, verbal or written, between the parties. All previous negotiations and representations not included herein are hereby abrogated. Except as provided herein, this Agreement cannot be changed, modified or varied, except by a written instrument signed by the authorized representatives of the parties hereto. The captions of the various sections of this Agreement shall not be construed as a waiver of any such term and the right of Stereotaxis thereafter to enforce such term.

XXI. Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Delaware, United States of America, without giving effect to any conflict-of-law rules requiring the application of the substantive law of any other jurisdiction; provided, however, that the United Nations Convention on Contracts for the International Sale of Goods shall in no way apply to the interpretation of this Agreement.

XXII.    Arbitration.

         A. All disputes arising out of or in connection with this Agreement (the "Dispute") including the arbitrability of any Dispute, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "ICC") in effect on the date of this Agreement (the "Rules") by three arbitrators. In the event of a conflict between the Rules and the provisions of this Section, the provisions of this Section shall govern. The place of arbitration shall be in St Louis, Missouri. The arbitration shall be governed by Chapter 2 of the United States Arbitration Act, 9 U.S.C. Sections 201-208. The two arbitrators appointed by the parties shall appoint the third arbitrator, who shall be neither a citizen nor resident of either the United States or the Territory, within thirty (30) days of the appointment of the second arbitrator. The language of the arbitration shall be English, and all three arbitrators must be fluent in English.

         B. Each Party acknowledges and agrees that arbitration pursuant to this Section shall be the sole and exclusive procedure for resolving any Dispute, and that any award rendered by the arbitral tribunal shall be final and binding upon the parties. Judgment upon the award may be entered, and application for judicial confirmation or enforcement of the award may be made, in any competent court having jurisdiction thereof, and the parties hereto submit to the jurisdiction of such court for purposes of enforcement of this Section and any award rendered hereunder.

         C. In the event of any Dispute, the parties shall continue to perform their respective obligations under this Agreement during the pendency of arbitration proceedings unless and until the arbitral tribunal otherwise orders.

         D. The expenses of the arbitration, including all arbitrators' and attorneys' fees, shall be borne by the non-prevailing Party unless the arbitral tribunal determines that it would be unjust or inequitable by reason of the substantive effect of its award to have one Party bear all such expenses and fees, in which case it shall, in its award, so divide and allocate all such expenses on a basis which it determines to be just and equitable in the circumstances.]

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION, WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date set forth above.

                                         FOR DISTRIBUTOR:

                                         By /s/ Filippo Pacinotti
                                            ------------------------------------
                                         Name: Filippo Pacinotti
                                         Title: Business Manager Robotics
                                         Company: AB Medica

                                         FOR STEREOTAXIS:

                                         By /s/ Michael P. Kaminski
                                            ------------------------------------
                                         Name: Michael P. Kaminski
                                         Title: COO
                                         Company: Stereotaxis, Inc.

                                                      BCLLP DRAFT DATED 07/01/03
                                        [SUBJECT TO E.U./ITALIAN COUNSEL REVIEW]

                            SCHEDULE ONE - PRODUCTS*

NIOBE(TM) MAGNETIC SYSTEM                           001-003000-2

NAVIGANT(TM) ADVANCE USER INTERFACE                 020-004500-2

ENDOCARDIAL(TM) APPSPEC

ENDOVASCULAR(TM) APPSPEC

HELIOS(TM) ABLATION CATHETER                        001-001140-2

HELIOS(TM) CABLE                                    001-001255-1

CRONUS(TM) PROGRAMMABLE GUIDEWIRE FAMILY
   ENDOVASCULAR 210CM FULL COAT                     001-001096-1
   ENDOVASCULAR 300CM FULL COAT                     001-001096-2
   ENDOVASCULAR 210CM PARTIAL COAT                  001-001096-3
   ENDOVASCULAR 300CM PARTIAL COAT                  001-001096-4
   FLOPPY 180CM FULL COAT                           001-001232-1
   FLOPPY 300CM FULL COAT                           001-001232-2
   FLOPPY 180CM PARTIAL COAT                        001-001232-3
   FLOPPY 300CM PARTIAL COAT                        001-001232-4
   I WIRE 210CM FULL COAT                           001-001263-1
   I WIRE 210CM PARTIAL COAT                        001-001263-3

CARDIODRIVE(TM)                                     001-001169-3
CONNEXION(TM) VECTOR PEN                            503-000763-101

* Products shall not include any products or services which are subject to distribution alliances or agreements with other distributors, including, without limitation, those products or services which are subject to the agreement dated May 7, 2002 between Stereotaxis and Biosense Webster, Inc.

                                 SCHEDULE TWO -
                         TARGETED SALES QUOTA AGREEMENT

                                                      Date:_____________________

DISTRIBUTOR:____________________________________________________________________

Address:________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Distributor Number:_____________________________________________________________

Territory (primary area of responsibility):_____________________________________
________________________________________________________________________________
________________________________________________________________________________

Minimum/Sales Quota:_____________________________________________

Special Notes:__________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________

By:_________________________________
Name:_______________________________
Distributor Representative

By:_________________________________
Name:_______________________________
Stereotaxis Representative

                                 SCHEDULE THREE -
                                     PRICES

NIOBE(TM) MAGNETIC SYSTEM                    001-003000-2       [***]

NAVIGANT(TM) ADVANCE USER INTERFACE          020-004500-2
ANNUAL LICENSING FEE AFTER 1ST YEAR                             [***]

HELIOS(TM) ABLATION CATHETER                 001-001140-2       [***]

HELIOS(TM) CABLE                             001-001255-1       [***]

CRONUS(TM) PROGRAMMABLE GUIDEWIRE FAMILY
  ENDOVASCULAR 210CM FULL COAT               001-001096-1       [***]
  ENDOVASCULAR 300CM FULL COAT               001-001096-2       [***]
  ENDOVASCULAR 210CM PARTIAL COAT            001-001096-3       [***]
  ENDOVASCULAR 300CM PARTIAL COAT            001-001096-4       [***]
  FLOPPY 180CM FULL COAT                     001-001232-1       [***]
  FLOPPY 300CM FULL COAT                     001-001232-2       [***]
  FLOPPY 180CM PARTIAL COAT                  001-001232-3       [***]
  FLOPPY 300CM PARTIAL COAT                  001-001232-4       [***]
  I WIRE 210CM FULL COAT                     001-001263-1       [***]
  I WIRE 210CM PARTIAL COAT                  001-001263-3       [***]

CARDIODRIVE(TM)                              001-001169-3       [***]
CONNEXION(TM) VECTOR PEN                     503-000763-101     [***]

*Pricing on the Niobe Magnetic System is for systems sold through March 2004.


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                 SCHEDULE FOUR -
                          STANDARD TERMS AND CONDITIONS

1.       GENERAL

1.1      Contract Terms

These terms and conditions constitute an integral part of the quotation to which they are attached ("the Quotation") provided by the Seller to sell products ("Products", which includes the Niobe Magnetic Navigation System) to Purchaser and will govern the sale of the Products. Seller will not be bound by, and specifically objects to, any term, condition or other provisions which are different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) which is proffered by Purchaser in any purchase order, receipt, acceptance, confirmation, correspondence or otherwise, unless Seller specifically agrees to any such provision in writing signed by Seller. Products may contain used, reworked or refurbished parts and components that comply with performance and reliability specifications. Purchaser acknowledges that this is a commercial and not a consumer transaction.

1.2      Acceptance

Acceptance of an order by Seller is expressly made conditional on Purchaser's acceptance of these terms and conditions. Purchaser will be deemed to have assented to Purchaser's completion or execution of this Agreement and Purchaser's acceptance of all or any part of the Products subject to this Agreement or by issuance of a purchase order to Seller pursuant to the Quotation ("Purchase Order).

1.3      Authorized Use

In order to ensure patient safety Purchaser agrees that it will not use or permit others to use the Niobe Magnetic Navigation System with any disposable devices, software or other accessories except those provided by or approved in writing by Seller or with any fluoroscopy system other than the Siemens ARTIS FD digital fluoroscopy system or any other fluoroscopy system approved in writing by Seller. Purchaser further agrees that it will not modify the Niobe Magnetic Navigation System or any of devices or software provided by Seller for use with the system.

2.       PRICING

2.1      Quotations

Unless otherwise agreed to in writing or set forth in the quotation, all prices quoted by Seller are based on U.S. dollars F.O.B. Seller's facility or other shipping point and include standard and customary packaging. Domestic prices apply only to purchasers located in, and who will use the Products in, the U.S. International prices apply to all purchasers located outside of, or who will use or ship or facilitate shipment of the Products outside of, the U.S. Unless otherwise stated, the Quotation will only be valid for forty-five (45) days from the date thereof.

2.2      Delay in Acceptance of Delivery

Should the agreed delivery date be postponed by Purchaser, Seller will have the right to delivery to storage at Purchaser's risk and expense, and any payments due upon delivery will become on the agreed delivery date provided Seller is ready to deliver.

2.3      Escalation

Unless otherwise agreed to in writing, except as to goods to be delivered within six (6) months of Seller's acceptance by Seller of Purchaser's order, Seller reserves the right to increase its prices to those in effect at the time of shipment.

2.4      Disposable Devices

Seller will make available to Purchaser from during the life of the Niobe Magnetic Navigation System such disposable devices as are cleared by applicable regulatory bodies for use with such system on reasonable commercial terms and in a manner consistent with Seller's then general pricing and other practices in respect of the same.

3.       TAXES

Any sales, use or manufacturer's tax which may be imposed upon the sale or use of Products, or any property tax levied after readiness to ship, or any excise tax, license or similar fee required under this transaction, will be in addition to the quoted prices and will be paid by Purchaser.

4.       TERMS OF PAYMENT

4.1      Due Date

Unless otherwise set forth in the Quotation, Seller's payment terms are as follows: an initial deposit of 10% of the purchase price for each Product is due upon submission of the purchase order, an additional 80% of the purchase price for each Product is due upon its delivery and the final 10% of purchase price is due upon completion of installation (or in the case of Products for which no installation is required, upon delivery of the Product). Unless otherwise agreed, all payments other than the initial deposit are due net thirty (30) days from the date of invoice. Unless otherwise agreed to in writing, all amounts payable pursuant to this Agreement are denominated in United States dollars, and Purchaser will pay all such amounts in lawful money of the United States. Partial shipments will be billed as made, and payments for such shipments will be made in accordance with the foregoing payment terms.

4.2      Late Payment

A service charge of 1 1/2% per month, not to exceed the maximum rate allowed by law, will be made on any portion of Purchaser's outstanding balance which is not paid within thirty (30) days after invoice date, which charge will be determined and compounded on a daily basis from the due date until the date paid. Payment of such service charge will not excuse or cure Purchaser's breach or default for late payment. In addition, in the event that Purchaser fails to make any payment to Seller within this thirty (30) day period, including but not limited to any payment with Seller, then Seller will have no obligation to continue performance under any agreement with Purchaser.

4.3      Payment of Lesser Amount

If Purchaser pays, or Seller otherwise receives, a lesser amount than the full amount provided for under this Agreement, such payment or receipt will not constitute or be construed other than as on account of the earliest amount due Seller. Seller may accept any check or payment in any amount without prejudice to Seller's right to recover the balance of the amount due or pursue any other right or remedy. No endorsement or statement on any check or payment will constitute or be construed as an accord or satisfaction.

4.4      Where Upon Installation or Completion

In respect of amounts payable upon completion of installation, where such completion is delayed for any reason for which Seller is not responsible, the Products will be deemed installed within 30 days of delivery and, if no other terms were agreed in writing by the parties, the balance of payments will be due no later than thirty (30) days thereafter, regardless of the actual date of completion of installation.

4.5      Failure of Purchaser to Pay

Upon Purchaser's failure to pay when due any amount required to be paid to Seller under this Agreement the, at Seller's election: (a) the entire amount of any indebtedness and obligation due Seller under this Agreement and interest thereon will become immediately due and payable without notice, demand, or period of grace; (b) Purchaser will put Seller in possession of the Products upon demand; (c) Seller may enter any premises where the Products are located and take possession of the Products without notice or demand and without legal proceedings; or (d) at the request of Seller, Purchaser will assemble the Products and make them available to Seller at a place designated by Seller which is reasonable and convenient to all parties. Where this Agreement is referred to an attorney for collection or realization then Seller will be entitled to recover amounts including, without limitation, a reasonable sum for attorneys fees, expenses of title search, all court costs and other reasonable legal expenses and where any partial collection is made, Purchaser will pay any deficiency remaining after collection of or realization by Seller on the Products.

5.       EXPORT TERMS

5.1      Permits & Licenses

Purchaser will procure all necessary permits and licenses for shipment and compliance with any governmental regulations concerning control of final destination of Products.

5.2      Compliance With Regulations

Purchaser will not, directly or indirectly, violate any applicable law, regulation or treaty, or any other international treaty or agreement relating to the export or re-export of any Product or associated technical data, to which the U.S. adheres or with which the U.S. complies. Purchaser will defend, indemnify and hold Seller harmless from any claim, damage, liability or expense (including but not limited to reasonable attorney fees) arising out of or in connection with any violation of the preceding sentence. If Purchaser purchases a Product at the domestic price and exports such Product, or transfers such Product to a third party for export, outside of the U.S., Purchaser will pay to Seller the difference between the domestic price and the international retail price of such Product pursuant to the payment terms set forth herein. Purchaser will deliver to Seller, upon Seller's request, written assurance regarding compliance with this section in form and content reasonably acceptable to Seller.

6.       DELIVERY, RISK OF LOSS

6.1      Delivery Date

Delivery and completion schedules are approximate only and are based on conditions at the time of acceptance of Purchaser's order by Seller. Seller will make every reasonable effort to meet delivery date(s) quoted or acknowledged, but will not be liable for any failure to meet such date(s). Partial shipments may be made.

6.2      Risk of Loss, Title

Unless otherwise agreed to in writing, delivery will be complete upon transfer of possession to common carrier, F.O.B. point of origin, whereupon title to and all risk of loss, damage to or destruction of the Products will pass to Purchaser. All freight charges and other transportation, packing and insurance costs, license fees, customer duties and other similar charges will be the sole responsibility of the Purchaser unless otherwise agreed to in writing by the Seller. In the event of any loss or damage to any of the Products during shipment, Purchaser should make claim against the carrier.

7.       SECURITY AND INTEREST/FILING

Seller will have a purchase money security interest in the Products (and all accessories and replacements thereto and all proceeds thereof) until payment in full by Purchaser and satisfaction of all other obligations of Purchaser hereunder. Purchaser authorizes Seller to file (and Purchaser will promptly execute, if requested by Seller) and (ii) irrevocably appoints Seller its agent and attomey-in-fact to execute in the name of Purchaser and file, with such authorities and at such locations as Seller may deem appropriate, any financing statements required by applicable regulation with respect to the Products and/or this Agreement. Purchaser also agrees that an original or a photocopy of this Agreement (including any addenda, attachments and amendments hereto) may be filed by Seller as a Uniform Commercial Code financing statement in the U.S. Purchaser further represents and covenants that (a) it will keep the Products in good order and repair until the purchase price has been paid in full, (b) it will promptly pay all taxes and assessments upon the Products or the use thereof, (c) it will not attempt to transfer any interest in the Products until the purchase price has been paid in full, and (d) it is solvent and financially capable of paying the full purchase price for the Products.

8.       CHANGES, CANCELLATION, AND RETURN

8.1      Orders Final

Orders accepted by Seller are not subject to change except upon written agreement. Orders accepted by Seller are non-cancelable.

8.2      Design Updates

Seller will have the right to change the manufacture and/or design of its Products if, in the judgment of Seller, such change does not alter the general function of the Products.

9.       FORCE MAJEURE

Seller will make every effort to complete shipment, and installation where indicated, but will not be liable for any loss or damage for delay in delivery, inability to install or any other failure to perform due to causes beyond its reasonable control including, but not limited to, acts of government or compliance with any governmental rules or regulations, acts of God or the public, war, civil commotion, blockades, embargos, calamities, floods, fires, earthquakes, explosions, storms, strikes, lockouts, labor disputes, or unavailability of labor, raw materials, power or supplies. Should such a delay occur, Seller may reasonably extend delivery or production schedules or, at its option, cancel the order in whole or part without liability other than to return any unearned deposit or prepayment.

10.      WARRANTY

10.1 Seller warrants that the Products manufactured by Seller and sold hereunder will be free from defects in material or workmanship under normal use and service for the period a period of one year following completion of installation in accordance with 12.6 hereof, which date will be confirmed in writing by Seller. Seller makes no warranty for any Products made by persons other than Seller, or its affiliates, and Purchaser's sole warranty therefore, if any, is the original manufacturer's warranty, which Seller agrees to pass on it Purchaser, as applicable.

10.2 No warranty extended by Seller will apply to any Products which have been damaged by accident, misuse, abuse, negligence, improper application or alteration or by a force majeure occurrence as described in Section 9 hereof or by the Purchaser's failure to operate the Products in accordance with the manufacturer's instructions or to maintain the recommended operating environment and line conditions; which are defective due to unauthorized attempts to repair, relocate, maintain, service, add to or modify the Products by the Purchaser or any third party or due to the attachment and/or use of non-Seller supplied equipment without Seller's prior written approval; which failed due to causes from the use of operating supplies or consumable parts not approved by Seller. In addition and without limitation, no warranty extended by Seller will apply to any failure to comply with Section 1.3 or any failure due to events such as cracking from high impact drops, cable rupture from rolling equipment over cables, or delamination from cleaning with inappropriate solutions. Seller's obligation under this warranty is limited to the repair or replacement, at Seller's option, of defective parts. Seller may effectuate such repair at Purchaser's facility, and Purchaser will furnish Seller safe and sufficient access for such repair. Repair or replacement may be with parts or products that are new, used or refurbished. Repairs or replacements will not interrupt, extend or prolong the term of the warranty. Purchaser will pay seller its normal charges for service and parts for any inspection, repair or replacement that is not, in Seller's sole judgment, required by noncompliance with the warranty set forth in Section 10.1. Seller's warranty does not apply to consumable materials, except as specifically stated in writing, nor to products or parts thereof supplied by Purchaser.

10.3 This warranty is made on condition that immediate written notice of any noncompliance is given to Seller and Seller's inspection reveals that the Purchaser's claim is valid under the terms of the warranty (i.e. that the noncompliance is due to traceable defects in original materials and/or workmanship).

10.4 Warranty service will be provided without charge during Seller's regular working hours (8:30 - 5:00), Monday through Friday, except Seller's recognized holidays. If Purchaser requires that service be performed other than during these times, such service can be made available at an additional charge, at Seller's then current rates. Seller may utilize sub-contractors for purposes of carrying out warranty service.

SELLER MAKES NO WARRANTY OTHER THAN THE ONE SET FORTH HEREIN, WHICH WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSES, AND SUCH CONSTITUTES THE ONLY WARRANTY MADE WITH RESPECT TO THE PRODUCTS AND ANY PRODUCT, SERVICE OR OTHER ITEM FURNISHED UNDER THIS AGREEMENT.

11.      LIMITATION OF LIABILITY

11.1 In no event will Seller's liability hereunder exceed the actual loss or damage sustained by Purchaser, up to the purchase price of the Products.

11.2 SELLER SHALL NOT BE LIABLE FOR ANY LOSS OF USE, REVENUE OR ANTICIPATED PROFITS, LOSS OF STORED, TRANSMITTED OR RECORDED DATA, OR FOR ANY INCIDENTAL, UNFORESEEN, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SALE OR USE OF THE PRODUCTS. This provision does not affect third party claims for personal injury arising as a result of Seller's negligence or product defect. THE FOREGOING IS A SEPARATE, ESSENTIAL TERM OF THIS AGREEMENT AND SHALL BE EFFECTIVE UPON THE FAILURE OF ANY REMEDY, EXCLUSIVE OR NOT.

12.      INSTALLATION

12.1     General

Unless otherwise expressly stipulated in writing, the Products covered hereby will be installed (where applicable) by and at the expense of Seller.

12.2     Installation bv Seller.

Subject to fulfillment of the obligations set forth in 12.4 below, Seller will install the Products covered hereby and connect same to the requisite safety switches and power lines to be installed by Purchaser. Except as otherwise specified below, if such installation and connection are performed by Seller's technical personnel, prices shown include the cost thereof, provided that the installation

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and connection can be performed during normal business hours. Any overtime charges or other special expenses will be additional charges to the prices show.

12.3     Trade Unions

If a trade union, or unions, prevents Seller from performing the above work, the Purchaser will make all required arrangements with the trade union, or unions, to permit Seller completion of said work. Moreover, any additional costs related to such any such arrangements or labor disputes will be paid by the Purchaser and Seller's obligations under such circumstances will be limited to providing engineering supervision of installation and connection of Seller equipment to existing wiring.

12.4     Purchaser's Obligations

Purchaser will, at its expense, provide all proper and necessary labor and materials for plumbing service, carpentry work, conduit wiring, and other preparations required for such installation and connection. All such labor and materials will be completed and available at the time of delivery of the Products by Seller. Additionally, the Purchaser will provide free access to the premises of installation and, if necessary, safe and secure space thereon for storage of Products and equipment prior to installation by Seller. If any special work of any type must be performed in order to comply with requirements of any governmental authority, including procurement of special certificates, permits and approvals, the same will be performed or procured by Purchaser at Purchaser's expense. Purchaser will provide a suitable environment for the Products and will ensure, at its sole cost and expense, that its premises are free of asbestos, hazardous conditions and any concealed dangerous conditions and that all site requirements are met. Purchase is responsible for ensuring compliance with local regulations relating to installation. Seller is not an architect and all drawings furnished by Seller are not construction drawings.

12.5     Regulatory Reporting

Seller will only report activity performed by its authorized personnel and in all other respects Purchaser will be responsible for fulfilling any and all regulatory reporting requirements.

12.6     Completion of Installation

Installation will be complete upon the conclusion of final calibration and checkout under Seller standard procedures to verify that the Products meet applicable written performance specifications. Notwithstanding the foregoing, first use of the Products by Purchaser, its agents or employees for any purpose after delivery will constitute completion of installation.

13.      INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS

13.1     Infringement by Seller.

Seller warrants that the Products manufactured by Seller and sold hereunder do not infringe any patent or copyright in the country of the installation site identified in the Quotation. If Purchaser receives a claim that any such Product, or parts thereof, infringe upon the rights of others under any U.S. patent or copyright Purchaser will notify the Seller in writing. As to all infringement claims relating to Products or parts manufactured by Seller or one of its affiliates:

         (a) Purchaser will give Seller information, assistance and exclusive authority to evaluate, defend and settle such claims; and

         (b) Seller will then, at its own expense, defend or settle such claims, procure for the Purchaser the right to use the Products, or remove or modify them to avoid infringement. If none of these alternatives is available on terms reasonable to Seller, then Purchaser will return the Products to Seller and Seller will refund to Purchaser the purchase price paid by the Purchaser less reasonable depreciation for Purchaser's use of the Products.

13.2     Infringement bv Purchaser

If some or all of the Products sold hereunder are made by Seller pursuant to drawings or specifications furnished by the Purchaser, or if the Purchaser modifies or combines, operates or uses the Products other than as specified by Seller or with any product, data, software, apparatus or program not provided or approved by Seller, then the indemnity obligation of Seller under Section 13.1 will be null and void and should a claim be made that such Products infringe the rights of any third party under patent, trademark or otherwise, then Purchaser will indemnify and hold Seller harmless against any liability or expense, including reasonable attorneys fees, incurred by Seller in connection therewith.

14.      DESIGNS AND TRADE SECRETS/LICENSE

14.1 Any drawings, data, designs, software programs or other technical or confidential information supplied by Seller to Purchaser in connection with the sale of the Products are not included in the sale of the Products to Purchaser, will remain Seller's property and will at all times be held in confidence by Purchaser. Such information will not be reproduced or disclosed to others without Seller's prior written consent.

14.2 Purchaser acknowledges and agrees that any and all software incorporated into the Niobe Magnetic Navigation System, or contained or comprised in any Products or other accessories provided by Seller to Purchaser for use with the Niobe Magnetic Navigation System remains the property of Seller or where applicable, its licensor(s) and is licensed to Purchaser on a non exclusive, non-transferable basis (for the license fees described in the Quotation) not sold. This software is the confidential information of Seller and Purchaser will not copy or modify this software, reverse engineer, decompile or disassemble or use this software except in conjunction with the Niobe Magnetic Navigation System at the installation site. Notwithstanding anything else contained in this Agreement there is no warranty or condition of non-infringement, quiet enjoyment or possession or title regarding such software. Purchaser acknowledges that the software is of such complexity that it may have inherent or latent defects and agrees that its sole remedy for any defects during the warranty period is that Seller will correct documented software errors. There are no licenses or rights in respect of software upgrades or future software products implied or provided for by this Agreement

14.3 Purchaser agrees that it will not use the Products in a manner that infringes any of Seller's patents.

15.      ENGINEERING CHANGES

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Seller makes no representation that engineering changes that may be announced in the future will be suitable for use on, or in connection with, the Products.

16.      ASSIGNMENT

Neither party may assign any right or obligations under this Agreement without the written consent of the other and any attempt to do so will be void, except that Seller may assign this Agreement without consent to any subsidiary or affiliated company or an acquirer of all or a substantial portion of the assets of Seller. This Agreement will inure to and be binding upon the parties and their respective successors, permitted assigns and legal representatives.

17.      DAMAGES, COSTS AND FEES

In the event that any dispute or difference is brought arising from or relating to this Agreement or the breach, termination or validity thereof, the prevailing party will NOT be entitled to recover from the other party any punitive damages. The prevailing party will be entitled to recover from the other party all reasonable attorneys fees incurred, together with other such expenses, costs and disbursements as may be allowed by law.

18.      MODIFICATION

This Agreement may not be changed, modified or amended except in writing signed by duly authorized representatives of the parties.

19.      GOVERNING LAW

This Agreement will be governed by the laws of the State of Delaware.

20.      INTEGRATION

These terms and conditions, including any attachments or other documents incorporated by reference herein, constitute the entire agreement and the complete and exclusive statement of agreement with respect to the subject matter hereof, and supercedes any and all prior agreements, understandings and communications between the parties with respect to the Products.

21.      SEVERABILITY; HEADINGS

No provision of this Agreement that may be deemed unenforceable will in any way invalidate any other portion or provision of this Agreement. Section headings are for convenience only and will have no substantive effect.

22.      WAIVER

No failure and no delay in exercising, on the part of any party, any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right preclude the further exercise of any other right.

23.      NOTICES

Any notice or other communication under this Agreement will be deemed properly given if given in writing and delivered in person or mailed, properly addressed and stamped with the required postage, to the intended recipient at its address specified on the face hereof. Either party may from time to time change such address by giving the other party notice of such change in accordance with this section.

24.      RIGHTS CUMULATIVE

The rights and remedies afforded to Seller under this Agreement are in addition to, and do not in any way limit, any other rights or remedies afforded to Seller by any other agreement, by law or otherwise.

25.      END USER CERTIFICATION

Purchaser represents, warrants and covenants that it is acquiring the Products for its own end use and not for reselling, leasing or transferring to a third party (except for lease back financing)

26.      TRANSFER OF PRODUCTS

Purchaser grants Seller a right of first refusal on substantially equivalent terms with respect to any proposed sale of any Products to any third part